                                                                  Exhibit 4.4(m)


                       INSTRUMENT MERGING PLANS AND TRUST
                       ----------------------------------

         Caliber System, Inc. (the "Company") hereby ratifies the actions, previously taken and effective as of October 1, 1996, to merge the defined contribution plans known respectively as the Financial Security Plan and the Central Freight Lines, Inc. Employee Profit Sharing Plan and Trust (the foregoing, plans are hereinafter referred to as the "Merging Plans") and the Caliber System, Inc. Stock Savings and Retirement Income Plan and Trust (the "Surviving Plan") (the Merging Plans and the Surviving Plan are hereinafter referred to collectively as the "Plans") and individually as (a "Plan"), each amended through the date hereof, and any trust or trusts related thereto (the "Trusts").

                                       I.

         The Merging Plans have been merged into the Surviving Plan, and such merged plan shall, from and after the merger ratified hereby, comprise a single plan (the "Merged Plan") within the meaning of Treasury Regulations Section 1.414(l) - l(b)(1). The Merged Plan shall be known as the Caliber System, Inc. 401(k) Savings Plan. The terms and conditions and all other provisions of the Merged Plan, as applicable to different categories of participants covered on the effective date of the merger under the different Plans, shall continue to be expressed in the separate documents and instruments comprising such Plan, as in effect immediately prior to the merger, unless and until such documents and instruments are amended or superseded in accordance with the terms thereof.

                                       II.


         The Trusts shall continue to be maintained pursuant to the instrument or instruments currently applicable thereto (the "Trust Agreements"), and the trustee or trustees of the Trusts shall continue to hold, administer and disburse the assets of the Trusts (as in existence before the merger), and any additional amounts hereafter transferred to any such trustee by the Company as a contribution to the Merged Plan, pursuant to the terms of the Trust Agreement to which each such trustee is a party. Notwithstanding the foregoing, however, all of the assets of the Merged Plan shall be available to pay benefits to all participants and beneficiaries under the Merged Plan, and each of the Trust Agreements shall be deemed to have been amended to the extent necessary to effectuate this sentence. Without limiting the generality of the foregoing, references in the Trust Agreements to any of the Plans are hereby deemed to be references to the Merged Plan.

                                       III.

         Each participant in the Merged Plan shall, immediately after the merger, have an account balance equal to the sum of the account balances the participant had in the Plans immediately prior to the merger.


         EXECUTED at Akron, Ohio, on this 28th day of October 1996.





                                   CALIBER SYSTEM, INC.


                                   By:   Donald C. Brown
                                      --------------------------------

                                   Title: V.P.- Human Resources
                                         -----------------------------


                                       2